Exhibit 99.1

Gastar Exploration Reports Fourth Quarter and Full Year 2007 Financial and Operational Results

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today reported financial and operational results for the three and 12 months ended December 31, 2007.

Some of the highlights include:

  40% increase in gas production, average 18.1 MMcfe per day, compared to 2006;
  75% increase in proved natural gas reserves to 55 Bcfe;
  455% reserve replacement ratio at an all-in cost of $2.47 per Mcfe; and
  50% year-over-year increase in fourth quarter daily production to 20.5 MMcfe

Fourth Quarter Results

Net loss for the fourth quarter of 2007 was $18.4 million, or $0.09 per diluted share, compared to a net loss of $27.5 million, or $0.15 per diluted share, for the fourth quarter of 2006. The fourth quarter 2007 net loss included a debt extinguishment expense of $15.7 million, of which $12.0 million was non-cash, related to the refinancing of the Company’s senior secured notes in November 2007 and a $336,000 reduction in the gain on the sale of unproved properties. The fourth quarter 2006 loss included an impairment of natural gas and oil properties of $19.0 million and litigation settlement expense of $742,000. Excluding these special charges, net loss for the fourth quarter of 2007 was $2.4 million, or $0.01 per share, compared to a net loss of $7.8 million, or $0.04 per share, for the fourth quarter of 2006.

Net cash flows provided by operating activities for the three months ended December 31, 2007 was a deficit of $3.7 million, compared to a deficit of $1.7 million for the comparable period in 2006. Net cash flows provided by operating activities, excluding special charges above, for the three months ended December 31, 2007 was a deficit of $96,000 compared to a deficit of $954,000 for the comparable period in 2006.

Revenues for the fourth quarter of 2007 increased 37% to approximately $9.3 million, compared to revenues of $6.8 million for the comparable period in 2006. The increase in revenue was primarily due to increased natural gas production from new wells in East Texas, partially offset by an 8% decrease in realized natural gas prices.

Average daily production for the fourth quarter of 2007 was 20.5 million cubic feet of natural gas equivalent per day (MMcfe/d) -- an increase of 50%, compared to 13.7 MMcfe/d for the fourth quarter of 2006. The average realized price for natural gas declined in the fourth quarter of 2007 to $4.91 per Mcf, compared to $5.31 per Mcf in the fourth quarter of 2006.

Lease operating expense (LOE) was $1.4 million in the fourth quarter of 2007 and $1.1 million in the fourth quarter of 2006. LOE per Mcfe decreased 20% to $0.73 per Mcfe during the fourth quarter of 2007 from $0.91 per Mcfe for the comparable period in 2006 and decreased 10% from $0.81 per Mcfe for the third quarter of 2007. The sequential decline in LOE per Mcfe was primarily due to higher production volumes and lower fixed costs associated with natural gas treatment plants in East Texas.

Weighted average shares of common stock outstanding on a basic and diluted basis increased 15% to 207.1 million shares for the fourth quarter of fiscal 2007 compared to the year-earlier period.

Year-End Reserves:

Total proved reserves as of December 31, 2007 were 54.8 billion cubic feet of natural gas and 8,900 barrels of oil, or 55 billion cubic feet of natural gas equivalent (BCFE). The present value of estimated future cash flows was $132.2 million as of December 31, 2007, based on the weighted average natural gas price, after basis adjustments, of $6.08 per Mcf, discounted at 10% per annum. This compares to $40.3 million at December 31, 2006 based on a weighted average natural gas price of $4.76, after basis adjustments. The reserve replacement ratio was 455%, including revisions, at a reserve replacement cost of $2.47 per Mcfe on total capital expenditures of $74.5 million, before unproved property divestment credit. The finding and development cost associated with reserve additions in the East Texas properties was $1.97 per Mcfe on costs of $54.9 million.

2007 SEC Proven Reserves

Description	Net Oil MBBL	Net Gas MMCF	Net Equiv MMCFE
YE 2006 Reserves	30	31,157	31,337
2007 Net Production	(7)	(6,577)	(6,621)
Additions	-	24,064	24,064
Revisions	(14)	6,178	6,095
YE 2007 Reserves	9	54,822	54,875

J. Russell Porter, Gastar's Chairman, President and CEO, stated, “In 2007, we achieved solid growth as we significantly improved the economics of our drilling in the Bossier play, established independently certified SPE coal bed methane reserves in southeastern Australia and became the first company to achieve commercial production from the Knowles limestone formation in East Texas.

“In 2008, we expect continued increases in production from our East Texas properties as we commit about $26 million to drill three wells (gross) targeting the Bossier sands and $12 million to drill four wells (gross) to target the Knowles limestone.

“We are also very enthusiastic about the results of our pilot and core hole programs at PEL 238, our coalbed methane project in New South Wales, Australia. We plan to commit at least $15 million to develop the field in 2008, and we expect first production and commercial sales late in the year,” added Mr. Porter.

Twelve Month Results

For the 12 months ended December 31, 2007, Gastar reported a net loss of $30.5 million, or $0.15 per share, compared to a net loss of $84.8 million, or $0.50 per share, for the 12 months ended December 31, 2006. Results for the 12 months of 2007 included a gain on the sale of unproved natural gas and oil properties of $38.5 million, a non-cash full-cost ceiling impairment of natural gas and oil properties of $28.5 million, debt extinguishment expense of $15.7 million, a $1.4 million litigation settlement expense and $3.6 million of bad debt expense related to the litigation settlement. Results for the 12 months of 2006 included a non-cash full-cost ceiling impairment of natural gas and oil properties of $56.3 million and a charge for litigation settlement expense of $2.4 million. Excluding the effect of these items in both years, Gastar would have incurred a loss of $19.9 million, or $0.10 per share, for the 12 months of 2007, compared to a loss of $26.2 million, or $0.15 per diluted share, for the same period in 2006.

Revenues for the 12 months ended December 31, 2007 increased 29% to $34.6 million, compared to revenues of $26.8 million for the comparable period in 2006. The increase in revenues was the result of an increase in natural gas production primarily in East Texas, which was partially offset by an 8% decrease in realized natural gas prices.

Net cash flows provided by operating activities for the 12 months ended December 31, 2007 were $7.4 million, compared to a deficit of $1.3 million for the comparable period in 2006. Net cash flows provided by operating activities, excluding the one time items noted above, for the 12 months ended December 31, 2007 was $16.1 million compared to $1.1 million for the comparable period in 2006.

Weighted average shares of common stock outstanding on a basic and diluted basis increased 19% to 202.8 million shares for the 12 months 2007 compared to the year-earlier period.

Average daily production for the 12 months of 2007 was 18.1 MMcfe/d, up 40% from 12.9 MMcfe/d for the 12 months of 2006. The average realized price for natural gas declined in 2007 to $5.18 per Mcf compared to $5.60 per Mcf in 2006.

Lease operating expenses were $6.3 million or $0.95 per Mcfe for the year in 2007, versus $5.5 million or $1.18 per Mcfe for the year in 2006. The total dollar increase was due to an increased number of Texas producing wells and related increased production. Per-unit LOE costs declined in Texas from $1.02 in 2006 to $0.72 in 2007. The Texas decline in per-unit expense is primarily due to an approximately 64% increase in production.

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call on Tuesday, March 18, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (303) 262-2139 at least 10 minutes early and ask for the Gastar Exploration conference call. A replay will be available approximately two hours after the call ends and will be accessible until March 25, 2008. To access the replay, dial (303) 590-3000 and enter the pass code 11109955#.

The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Web, please visit Gastar’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coalbed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 7 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin, PEL 238, 433 and 434, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 17, 2008 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

- Financial Tables Follow -

GASTAR EXPLORATION LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(in thousands, except share and per share data)

REVENUES	$9,319	$6,778	$34,565	$26,765

EXPENSES:
Production taxes	(5)	367	765	1,478
Lease operating expenses	1,375	1,141	6,284	5,549
Transportation and treating	553	454	1,641	1,557
Depreciation, depletion and amortization	5,047	4,825	21,456	16,332
Impairment of natural gas and oil properties	-	18,979	28,514	56,280
Accretion of asset retirement obligation	66	61	281	234
Mineral resource properties	(25)	220	(133)	450
General and administrative expenses	3,402	3,904	16,906	13,548
Litigation settlement expense	-	742	1,365	2,407
Total expenses	10,413	30,693	77,079	97,835

LOSS FROM OPERATIONS	(1,094)	(23,915)	(42,514)	(71,070)

OTHER (EXPENSES) INCOME:
Interest expense	(2,298)	(4,026)	(14,079)	(15,599)
Early extinguishment of debt	(15,684)	-	(15,684)	-
Investment income and other	977	444	3,196	1,836
Gain (loss) on sale of unproved natural gas and oil properties	(336)	-	38,536	-
Foreign exchange gain (loss)	(4)	1	5	(6)

LOSS BEFORE INCOME TAXES	(18,439)	(27,496)	(30,540)	(84,839)
Provision for income taxes	-	-	-	-

NET LOSS	$(18,439)	$(27,496)	$(30,540)	$(84,839)

NET LOSS PER SHARE:
Basic and diluted	$(0.09)	$(0.15)	$(0.15)	$(0.50)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	207,098,570	180,648,045	202,828,792	170,014,733

PRODUCTION AND PRICES

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
Production:
Natural gas (MMcf)	1,880	1,236	6,577	4,646
Oil (MBbls)	1	4	7	12
Total (MMcfe)	1,886	1,259	6,621	4,716
MMcfe per day	20.5	13.7	18.1	12.9

Average sales prices:
Natural gas (per Mcf)	$4.91	$5.31	$5.18	$5.60
Oil (per Bbl)	$103.98	$57.49	$66.17	$64.66

CONTACT:
Gastar Exploration Ltd.
Michael Gerlich, 713-739-1800
Vice President and CFO
mgerlich@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott or Anne Pearson, 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com